Exhibit 4.15

(Unofficial English translation from Hebrew original)

PERSONAL / SPECIAL EMPLOYMENT CONTRACT

Made and signed in Nesher on Tuesday, July 22, 2003

Between:	Avi Posen

(hereinafter – the “Employee”)

of the one part

And:	Mazor Robotics Ltd.

(hereinafter – the “Company”)
of the other part

Whereas	the Company wishes to employ the Employee as a member of the Company’s product marketing team; and

Whereas	the Employee has expressed his consent to work for the Company; and

Whereas	the Company wishes to regulate the terms and conditions of the Employee’s employment with and retirement from the Company, in accordance with and as provided below in this contract;

accordingly, it is provided and agreed between the parties as follows:

1.	(a)	The recitals to this contract constitute an integral part thereof and the provisions thereof bind the parties equally in respect of the terms and conditions of this contract.

(b)
The parties warrant that the Employee’s position is one requiring a special degree of personal trust within the meaning thereof in section 30(a)(5) of the Hours of Work and Rest Law, 5711-1951, and that the provisions of this Law shall not apply to the Employee’s employment by the Company.

(c)	The Company’s working days are Sundays to Thursdays; insofar as necessary, the Employee shall also work on Fridays.

2.	This contract shall commence on August 1, 2003.

3.	In consideration for his overall employment in the Company’s service, the Company shall pay the Employee as follows:

(a)	A gross monthly salary of NIS 12,000 for a full-time position (hereinafter – the “salary”).

The salary constitutes the full and final consideration for all the Employee’s work throughout the week and he shall not have any claim for additional compensation or additional recompense, including in respect of overtime.

(b)	The Employee is entitled to a leave quota of 20 days a year (for a full-time position).

At no stage shall the Employee be entitled to the accrual of leave days or to the redemption thereof in consideration for money.

(c)	The Employee is entitled to a sick day quota as provided in the law.

(e)	The Employee is entitled to convalescence pay in accordance with the law.

(f)
From the date of commencement of his employment with the Company, and subject to the guidelines prescribed from time to time by the Income Tax Commission, and in accordance with the permitted deduction ceiling, the Company shall provide to an insurance company chosen by the Employee (subject to signature of a letter of appointment of agent, and agent who shall be chosen by the Company – for the purpose of the monthly payment administration), in the scope of executive insurance, an amount equal to 13.33% of the monthly base salary, broken down as follows: 8.33% on account of severance pay and 5% on account of provident payments.

(g)
The Company shall deduct 5% from the Employee’s salary, which it shall transfer to the insurance company, as the Employee’s contribution towards the provident payments, and the Employee warrants that he agrees to this deduction.

(h)
The payments detailed above in this section shall be in lieu of severance pay, in accordance with the Severance Pay Law, 5723-1963, and as provided in section 14 of the aforesaid Severance Pay Law. The Employee warrants that he agrees to join the arrangement of conversion of severance pay into payments to the insurance company. Insofar as necessary, the Employee shall sign the documents required by the Ministry of Labor for the purpose of obtaining the Minister of Labor’s approval of the arrangement’s implementation.

(i)
During the term of the contract, and subject to the guidelines and ceiling prescribed from time to time by the Income Tax Commission, the Company shall provide 7.55 of the monthly base salary to a vocational studies fund. The Company shall also deduct 2.5% from the Employee’s base salary, which it shall transfer to the vocational studies fund, and the Employee warrants that he agrees to this deduction.

(j)
The Employee shall be entitled to participate in the Company’s employee option plan as approved by the Company’s board of directors and the income tax authorities. A decision regarding the options’ allotment shall be made at the end of the first six months of employment.

(k)
The Company shall lease a Group “B” car for the Employee for a period of about four years. The full lease cost shall be deducted from the Employee’s gross salary together with the payment obliged by law of benefit value tax in accordance with the type of car that is leased.

The Employee shall bear the cost of the benefit value tax, in accordance with the law. In the event of accidents (G-d forbid) for which the Employee is to blame or fines for any offences, the Employee shall pay the full cost of the fine or excess, in accordance with the Company’s policy.

(l)
The Company shall pay the Employee, in addition to his salary as described in section 3(a), recompense for and subject to compliance with goals. The Company is not undertaking to pay the full bonus defined or part thereof – the decision is within the authority of the Company’s CEO, subject to the satisfaction of the Company and the Employee’s direct manager with the Employee’s functioning and his compliance with the defined goals. A detailed description of the goals and their definition shall be defined and agreed with the Employee by no later than the end of three months from the date of his employment’s commencement.

(m)
The Employee agrees and undertakes that from and by no later than the end of three months from the date of commencement of his employment with the Company, he shall live in the vicinity of the Company’s offices and for the avoidance of doubt, his new place of residence shall be within a range of not more than 50 kilometers from the Company’s offices (north of Ramat Hasharon and south of Tirat Ha’Carmel). Subject to the approval of and by arrangement with the Company’s CEO, a change (of up to no more than one more month) in the relocation date will be allowed.

(n)
During the first three months of employment and subject to the presentation of invoices, the Company shall finance the Employee’s daily traveling costs from his current place of residence to the Company’s site. This financing shall be limited to a ceiling of NIS 850 a month and shall be subject to the presentation of corresponding invoices.

(n)
Subject to the presentation of invoices in the Company’s name, the Company shall finance up to 50% of the direct relocation cost (transportation of belongings), provided that this cost to the Company shall not exceed NIS 2,000.

4.
This personal contract is in lieu of the various collective agreements; however, collective agreements applicable at law to all employees in Israel including cost-of-living adjustments, shall also apply to theEmployee. Without prejudice to the generality of the aforesaid, it is expressed that notwithstanding the physical location of the Company’s activity, the Employee’s employment shall not be governed by any wage terms or ancillary terms or any other terms that are not expressly mentioned in this personal contract.

During the term of his employment with the Company, the Employee may not engage in any other work or fill any other position without obtaining the written approval of the Company’s CEO.

5.
During the term of his employment with the Company, the Company shall treat theEmployee with customary fairness. The Employee shall perform his position loyally and conscientiously as customary, and shall devote his time and the best of his professional knowledge and experience to the Company in accordance with the instructions of his superiors.

6.	(a)
The Employee is required to keep the secrets of the Company and entities with which he deals, and to maintain the confidentiality of any commercial or professional information or patent or idea or development and the like reaching him in the course of his employment and/or developed by him, not to make any use thereof and not to allow others who are not employees of the Company. Any confidential information as aforesaid reaching him in the course of his employment, or in consequence of his employment with the Company, shall be deemed a secret of the Company, and the above prohibition also applies to it.

Without prejudice to the generality of the aforesaid, the Employee may not publish information relating to or deriving from his employment with the Company in any journal or at any conference, without prior written and express approval. All the aforesaid also applies to information of any person or entity whom or with which the Company has ties. The Employee’s obligations pursuant to this section shall remain valid after the termination of his employment with the Company, without limitation as to time or place.

The Employee must notify the Company of any idea, invention or development made by him in the scope of his employment with the Company and of any idea, invention or development made by him that is relevant to the Company’s spheres of engagement.

Ideas, inventions, developments, changes and improvements therein and any invention step as aforesaid, whether or not they are patentable in Israel and/or overseas, which are attained by the Employee in the term of his employment with the Company, shall belong to the Company, shall be submitted for registration by the Company and shall form part of its assets. Copyright in the Employee’s work on developments and ideas steered by him during the term of his employment with the Company shall also belong to the Company.

(b)
This contract is not intended to prejudice the Employee’s basic right to work after the termination of his employment with the Company, in the professional sphere of his education and experience. However, the Employee agrees in advance that at the time of exercising the aforesaid right and for three years after the termination of his employment with the Company, he shall not use any information and know-how reaching him or acquired by him in consequence of his employment with the Company (if they are related to the Company’s business and are not in the public domain) for the purpose of competition or assisting competition with the Company’s business or the business of its controlling shareholders or affiliates of the Company or its controlling shareholders.

7.
TheEmployee may not remove any equipment or documents belonging to the Company from the place where they are kept in the ordinary course of work, unless he has received his superiors’ approval to do so.

8.
Save in the event of termination of theEmployee’s employment as a direct result of the Company’s acquisition, merger with another company or issue, in which case the Company must give two months’ warning before terminating the Employee’s employment, if the Company wishes to terminate this contract for any reason or at another time, it may do so on prior notice of 30 days.

If the Employee wishes to terminate his employment, he must notify the Company thereof in writing 30 days in advance.

9.	(a)
For the avoidance of doubt and without derogating from the provisions of section 8 above, the Company may terminate the Employee’s employment forthwith and without prior notice in the event of a grave breach of trust or if he is suspected, in connection with his work, of an offence involving moral turpitude.

(b)
If the Company terminates the Employee’s employment in the circumstances mentioned in sub-section (a) above, the Company’s management may decide that the Employee shall not be entitled to receive any payment on account of severance pay and/or consideration due to him in the prior notice period.

(c)
If the employment is terminated because of the suspected commission of an offence as mentioned in sub-section (a) above, and the Employee is subsequently acquitted, the Company shall pay the Employee those amounts to which he would have been entitled on his employment’s termination had it been terminated other than in accordance with this section.

10.	The terms and conditions of this personal contract are personal. TheEmployee is required to maintain full confidentiality in respect thereof.

11.	The parties’ addresses for the purposes of this contract are:

(a)	Mazor Surgical Technologies Ltd., 7 Ha’Eshel Street, Caesarea Industrial Park, Israel 38900;

(b)	Avi Posen, 15 Ha’Nassi Street, Jerusalem 92188.

As witness the hands of the parties:

The Company By: /s/ Ori Hadomi Name: Ori Hadomi Title: CEO	The Employee /s/ Avi Posen Name: Avi Posen

 ANNEX TO EMPLOYMENT CONTRACT

To:	Mazor Robotics Ltd.

Re: Confidentiality Undertaking

In consideration for and in connection with my employment with Mazor  Robotics Ltd. (hereinafter – the “Company”), as described in the employment contract drawn up between us on Tuesday, July 22, 2003, to which this undertaking is annexed (hereinafter – the “employment” and “the employment contract”, respectively), and in consideration for the payments made to me by you at present and in future, I hereby warrant and undertake to you as follows:

1.
All information reaching me orally, in writing or in any other way at the time and/or in the scope and/or in consequence of and/or in connection with the employment’s performance (hereinafter –“information”) is confidential information that is exclusively owned by the Company, in the acquisition and development of which financing and efforts were invested.

2.
Not to disclose the information and/or pass it on and/or make any use thereof, myself or through or with the assistance of others, directly or indirectly, for consideration or without consideration, other than for the purpose of the employment’s performance and in accordance with the express instructions that I receive from you.

3.
The expression “information” above and below includes: data about the Company, know-how, ideas or any other information and knowledge relating to the Company’s products, processes, designs, development works or research, including information in registers, documents, specifications, memoranda, reports, records, offers, notes, files, correspondence, lists, plans, examples, facilities, materials, equipment, software, codes, databases, computer programs, computer printouts, electronic or magnetic storage means, graphic or other written records, original creative work, technical discoveries, drafts of patent applications or patent applications. In addition, the names, purchase arrangements or habits of any one of the Company’s customers from the Company, names of the Company’s suppliers and markets, the cost of materials, the Company’s production and sales costs, lists or any other written record used by the Company in the course of its business, payments made to the Company’s employees or independent contractors in its service and other employment terms, information in the personal files of employees, lists of the Company’s customers, its business plans or any other matter relating to any business of the Company or any of its customers, consultants, suppliers, agents and representatives, past, present or future.

The expression “information” does not include information that is in the public domain or that has been published other than by me and other than in consequence of a breach of confidentiality by any third party. The expression “Company” in this document also includes any current or future subsidiary and/or affiliate.

4.
To keep the information strictly confidential, to adopt all the cautionary measures required in order to prevent it being lost, damaged or reaching the hands of others, and I undertake not to copy or allow anyone else to copy, in any form or way, the information or part thereof, save for the purposes of the employment’s performance and in accordance with the Company’s express written instructions.

5.
All the rights (proprietary and otherwise) in any fruits of my employment and/or works developed by me in the course of my employment with the Company and/or in the development of which I take part and/or am involved, including any development and/or invention and/or idea and/or software and/or products and/or work methods and/or discovery and/or information (hereinafter – the“works”) are and shall be the exclusively property of the Company and I shall not have any rights therein and may not make any use thereof during the period of my employment or thereafter and they shall be delivered to the Company by me immediately and/or on the employment’s termination and/or at any other time on the Company’s demand. For the avoidance of doubt, I hereby irrevocably assign all my rights (insofar as existing) in the aforesaid works to the Company.

6.
Because of the nature of my position with the Company, I shall unavoidably be exposed to a great deal of proprietary information of the Company, including its intellectual property, trade secrets, business plans and methods, lists of customers and suppliers, and other information and data that the Company considers secret and vital to its growth and development (hereinafter –“proprietary information”). I am aware that my ongoing exposure to the proprietary information and my employment by a competitor of the Company will almost certainly cause me to make use of the Company’s proprietary information. In addition, there is no doubt that the proprietary information’s disclosure, directly or indirectly, to third parties, including competitors of the Company, will occasion the Company real and potential damages and losses.

7.
In light of the above warranty, I hereby recognize the Company’s need to protect its legitimate interests and rights in the intellectual property, and I therefore undertake not to engage and not to participate, not to accept a position and not to put myself in the position of interested party, directly or indirectly, for consideration or without consideration, as an independent contractor or as a manager, in any form or way, including as a partner, consultant or service provider, in any work or business or for any employer or customer, whether such is a corporate entity or not, whose sphere of engagement and activity or part of whose sphere of engagement or activity competes with the sphere of engagement and/or activity of the Company or which manufactures products identical or similar to those manufactured by the Company, during the term of my employment and for 18 months from the end of the actual term of my employment with the Company – and regardless of the circumstances of the employment’s termination, including because the term of the contract has come to an end.

8.
Further and in addition, I undertake not to approach or create any business relationship with customers, suppliers or agents of the Company, and not to accept from them any positions, offers, business or work orders in the spheres in which the Company engages, during the actual term of my employment with the Company and for 18 months from the end of the actual term of my employment with the Company – and regardless of the circumstances of the employment’s termination, including because the term of the contract has come to an end or because of my dismissal.

9.
I warrant and confirm that the salary for my employment with the Company during the term of the contract, including options to purchase shares, if given to me, constitutes adequate and reasonable consideration not only for the time, energy and qualifications invested by me in my employment with the Company, but also for the obligations and restrictions that I have assumed in this undertaking and in the employment contract.

10.
I hereby undertake not to put myself in a situation that will lead to any conflict of interest between the Company and I, and to notify the Company immediately and without delay of any matter or subject in which I have a personal interest and/or in respect of there is concern of a conflict of interest arising between the Company and I.

11.
Unless otherwise agreed in advance and in writing between the Company and I, during the term of the employment contract I shall not take on any other or additional employment, and shall not engage in any other business, and shall not fill any position in any company or other entity, for payment or without payment, and shall not accept any payment or benefit from any third party, whether or not related to the Company.

12.	For the avoidance of doubt, it is expressed that my above obligations shall apply to and bind me within the State of Israel and outside it.

13.	I am aware that my above obligations are at the basis of the contract between you and me and are a condition of my employment with you and/or in your service.

14.
All the provisions of this undertaking are in addition to, and do not derogate from, the provisions of any contract drawn up and signed between us as aforesaid. It is agreed and warranted that my undertakings herein shall constitute fundamental obligations of the employment contract, a breach of which shall constitute a fundamental breach of the contract.

Date: August 8, 2003	/s/ Avi Posen Name: Avi Posen